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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 11-K

                                  ANNUAL REPORT

                        Pursuant to Section 15(d) of the
                         Securities Exchange Act of 1934

(Mark One):

 [X]     ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934
         For the plan year ended December 31, 2001

                                       OR

 [_]     TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934
         For the transition period from ____________ to ____________


                         Commission file number: 0-18312
                         -------------------------------

         A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                          VARCO INTERNATIONAL, INC. 401(k) / PROFIT SHARING PLAN


         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                          VARCO INTERNATIONAL, INC.
                          2000 W. Sam Houston Pkwy South
                          Suite 1700
                          Houston, Texas 77042


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                              REQUIRED INFORMATION

Varco International, Inc. 401(k) / Profit Sharing Plan Financial Statements and Schedule prepared in accordance with financial reporting requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are attached hereto as an exhibit and made a part hereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Administrator of the Plan has duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

                         VARCO INTERNATIONAL, INC. 401(k) / PROFIT SHARING PLAN


Dated:  June 28, 2002    By:  /s/ Kenneth L. Nibling
                            ---------------------------------------------
                              Kenneth L. Nibling,
                              Administrator


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                                INDEX TO EXHIBITS

EXHIBIT                                                                  PAGE
-------                                                                  ----

23.1        Consent of Ernst & Young LLP                                   4

99.1        Varco International, Inc. 401(k) / Profit Sharing Plan         5
            Financial Statements and Schedule prepared in accordance with financial reporting requirements of ERISA.